                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
[X]  Definitive Proxy Statement               COMMISSION ONLY (AS PERMITTED BY
[_]  Definitive Additional Materials          RULE 14A-6(E)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12



                          DYNAMICS RESEARCH COMMISSION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------
     (5) Total fee paid:

     -------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------
     (3) Filing Party:

     -------------------------------------------------------------------------
     (4) Date Filed:

     -------------------------------------------------------------------------

                         DYNAMICS RESEARCH CORPORATION
                               60 Frontage Road
                         Andover, Massachusetts 01810

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held April 25, 2002

                               -----------------

To the Stockholders:

The Annual Meeting of the stockholders of Dynamics Research Corporation will be held at 2:00 p.m. on Thursday, April 25, 2002 on the 2nd floor of the Hampshire House, 84 Beacon Street, Boston, Massachusetts, 02108, for the following purposes:

   1. To fix the number of directors for the ensuing year and to elect the Class III Directors,

   2. To consider and act upon such other matters as may properly come before the meeting.

Only stockholders of record at the close of business on March 15, 2002 will be entitled to receive notice of and to vote at the meeting.

                                          By order of the Board of Directors,

                                          RICHARD A. COVEL
                                          Clerk

March 15, 2002

                               -----------------

--------------------------------------------------------------------------------
                                    IMPORTANT

All stockholders are urged to complete and mail the enclosed proxy promptly whether or not you plan to attend the meeting in person. The enclosed envelope requires no postage if mailed in the U.S.A. or Canada. Stockholders attending the meeting may revoke their proxies and personally vote on all matters that are considered. It is important that your shares be voted.
--------------------------------------------------------------------------------

                         DYNAMICS RESEARCH CORPORATION
                               60 Frontage Road
                         Andover, Massachusetts 01810

                               -----------------

                                PROXY STATEMENT

                               -----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 25, 2002

                               -----------------

                                    GENERAL

   The accompanying proxy is solicited by the Board of Directors of Dynamics Research Corporation (the "company") to be voted at the 2002 Annual Meeting of Stockholders to be held on April 25, 2002.

   Shares represented by proxies in the accompanying form, if properly executed and returned and not revoked, will be voted at the Annual Meeting. To be voted, proxies must be filed with the Clerk prior to voting. Proxies will be voted as specified by the stockholders. If no specification is made, the proxy will be voted for the election of the Class III directors. A proxy may only be revoked by written revocation received by the Clerk of the company prior to the exercise thereof.

   Stockholders of record at the close of business on March 15, 2002 are entitled to notice of and to vote at the Annual Meeting. There were 7,842,611 shares of Common Stock, $.10 par value per share, outstanding as of that date, each entitled to one vote.

   This proxy statement and the enclosed proxy are being mailed to stockholders on or about the date of the Notice of Annual Meeting.

   The cost of solicitation of proxies will be borne by the company. Employees of the company may also solicit proxies by mail, telephone or personal interview.

                              QUORUM REQUIREMENT

   Consistent with state law and under the company's by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the company to act as election inspectors for the meeting.

   If a quorum is present, the two nominees for election as Class III directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of directors will be elected directors.

   The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and (ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining a quorum, but neither abstentions nor broker non-votes have any effect on the outcome of voting on the matter.

                            PRINCIPAL STOCKHOLDERS

Common Stock Ownership of Certain Beneficial Owners and Management

   The following table shows the beneficial ownership of the Common Stock of the company as of March 15, 2002 by persons or groups known to the company to be the beneficial owner of more that 5% of its outstanding common stock, based on filings with the Securities and Exchange Commission, each director, each executive officer listed in the Summary Compensation Table below and all directors and executive officers as a group. Except as otherwise indicated, the beneficial owners listed below have sole investment and voting power with respect to their shares.

                                                               Amount and Nature of   Percent of
     Beneficial Owner (1)                                    Beneficial Ownership (2)   Class
     --------------------                                    ------------------------ ----------
John S. Anderegg, Jr........................................            808,798(3)         10.1
James P. Regan..............................................            180,210             2.3
Francis J. Aguilar..........................................             62,881(4)            *
Martin V. Joyce, Jr.........................................             18,866               *
Kenneth F. Kames............................................             15,866               *
James P. Mullins............................................             24,626               *
Richard A. Covel............................................             16,751               *
Chester Ju..................................................            153,201             1.9
David Keleher...............................................             35,500               *
John L. Wilkinson...........................................             26,292               *
DFA Investment Dimensions Group, Inc........................            404,538             5.1
   c/o Dimensional Fund Advisors, Inc.
   1299 Ocean Avenue--11th Floor
   Santa Monica, CA 90401
All directors and executive officers as a group (10 persons)          1,342,991            16.8

--------
*  Less than 1% of the outstanding shares of Common Stock.
(1) Unless otherwise indicated, the address of each beneficial owner is c/o Dynamics Research Corporation, 60 Frontage Road, Andover, MA. 01810
(2) Includes options to acquire shares which are currently exercisable or exercisable within 60 days of March 15, 2002: Mr. Regan, 153,210 shares; Dr. Aquilar, 16,986 shares; Mr. Joyce, 13,866; Mr. Kames, 13,866 shares; General Mullins, 16,986 shares; Mr. Covel, 6,667 shares; Mr. Ju, 94,600 shares; Mr. Keleher, 20,000; Mr. Wilkinson, 13,920 shares.
(3) Includes 58,300 shares held by Mr. Anderegg as custodian for his children, 84,902 shares held in the estate of his deceased spouse, of which Mr. Anderegg is executor, and 8,720 shares held by his current spouse, as to all of which he disclaims beneficial ownership.
(4) Includes 11,659 shares held in a pension plan over which Dr. Aguilar has sole voting and investment power.
(5) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 404,538 shares at December 31, 2001, all of which shares are owned by investment companies and their investment vehicles for which Dimensional serves as investment advisor and investment manager. Dimensional disclaims beneficial ownership of all such shares.

                                  Proposal 1

                             ELECTION OF DIRECTORS

   The Board of Directors of the company is classified into three classes, as nearly equal in number as possible, having staggered terms of three years each with the term of office of one class expiring each year. The enclosed proxy will be voted to fix the number of directors at six and to elect the persons named below, unless otherwise instructed, as the Class III directors for terms of three years expiring at the 2005 Annual Meeting of Stockholders or until their respective successors are elected and qualified. If either nominee should become unavailable, proxies will be voted for a substitute nominee designated by the Board of Directors or to fix the number of directors at a lesser number, unless instructions are given to the contrary. The Board has no reason to expect that the nominees will become unavailable to serve.

                                                                          Year First
                                                                           Elected
          Name           Age             Principal Occupation             A Director
          ----           ---             --------------------             ----------

        Nominees for Election as Class III Directors--Terms Expiring in 2005

Kenneth F. Kames........ 67  Retired Vice President, new Business            1997
                               Development.
                             The Gillette Company from 1968 to 1999.

James P. Regan.......... 61  Chairman, President and Chief Executive         1999
                               Officer of the company.
                             President and Chief Executive Officer of
                               CVSI, Inc., an international information
                               technology solutions and services company
                               from 1997 to October 1999, and senior vice
                               president of Litton PRC, Information
                               Business unit, a company offering systems
                               development, deployment and support
                               services from 1992 to 1996

               Continuing Class I Directors - Terms Expiring in 2003


Martin V. Joyce, Jr..... 55  Vice President, A.T. Kearney, Inc., a           1997
                               consulting firm since 1995.

General James P. Mullins 73  Executive Consultant.                           1991
   (U.S.A.F., retired)

               Continuing Class II Directors--Terms Expiring in 2004


Francis J. Aguilar...... 69  Professor of Business Administration,           1987
                               Emeritus since 1996
                             Harvard University Graduate School of
                               Business Administration.
                             Executive Director of Management Education
                               Alliance--A non-profit organization
                               dedicated to improving business education
                               for Afro-Americans and Hispanic
                               Americans since 1995.


John S. Anderegg, Jr.... 78  Chairman, Emeritus of the company               1955

   The principal occupation of the above nominees and continuing directors is that set forth above for the past five years.

   Mr. Regan was elected a director by the Board.

   Dr. Aguilar is a director of Bowater, Inc. Mr. Anderegg is a director of Ivy and MacKenzie Mutual Funds. Mr. Kames is a director of LAU Defense Systems, LLC, and Boston Rheology, LLC.

Board Meetings and Committees

   The Board of Directors held five meetings during 2001.

   The Audit Committee, consisting of Mr. Joyce, Mr. Kames and General Mullins in 2001, reviews with the independent auditors the financial statements and reports issued by the company, reviews the company's internal accounting procedures, controls and programs and makes recommendations to the Board of Directors on the engagement of the independent auditors. The Audit Committee held seven meetings during 2001.

   The Compensation Committee, consisting of Dr. Aguilar and Mr. Joyce, administers the 1993 Equity Incentive Plan and the 2000 Incentive Plan, including the granting of options and other awards under the plans, reviews the compensation policies of the company and approves the compensation of the officers. The Compensation Committee held three meetings during 2001.

   The company does not have a standing nominating committee.

   In 2001, all directors attended 100% of the meetings of the Board of Directors. All directors attended 100% of the meetings of the committees on which they serve, except Mr. Joyce who attended 71% of the Audit Committee meetings.

                       COMPENSATION AND RELATED MATTERS

Compensation of Directors

   Directors who are not employees of the company receive an annual fee of $20,000. No additional compensation is paid to those directors who serve on a committee of the Board of Directors.

   The company has a deferred compensation plan under which non-employee directors may elect to defer their directors' fees. Amounts deferred for each participant are credited to a separate account, and interest at the lowest rate at which the company borrowed money during each quarter or, if there was no such borrowing, at the prime rate, is credited to such account quarterly. The balance in a participant's account is payable in a lump sum or in installments when the participant ceases to be a director. Effective July 26, 2001, Dr. Aguilar converted his deferred compensation, having an aggregate value of $262,176, into 23,577 shares of restricted company stock based on the fair market value of the stock on the date of conversion.

   Under the 1995 Stock Option Plan for Non-Employee Directors, each director who is not an employee of the company is granted an initial grant of an option to purchase 5,000 shares of common stock and an annual grant of an option to purchase 1,000 shares, each at an exercise price equal to the fair market value on the date of grant. All options granted under this plan become exercisable in three equal installments on each of the first, second and third anniversaries of the date of grant. No shares were granted under this plan in 2001.

   The 2000 Incentive Plan allows the company to grant incentive stock options, non-qualified stock options, stock appreciation rights, awards of nontransferable shares of restricted common stock and deferred grants of common stock up to a total of 1.5 million shares. In the case of incentive stock options, the option price will not be less than the fair market value of the stock at the date of grant. The option period will not exceed 10 years from the date of grant. Under the 2000 Incentive Plan each director was granted 15,000 options in 2001.

Executive Compensation

                          Summary Compensation Table

   The following table summarizes the compensation earned by the Chairman, President and Chief Executive Officer and each of the company's other executive officers that earned salary and bonus in excess of $100,000 for the year ended December 31, 2001 (the "named executive officers") for services rendered during 2001, 2000 and 1999.

                                                 Annual              Long-Term
                                              Compensation          Compensation
-                                          ------------------ ------------------------
                                                               Restricted    Shares     All Other
             Name and                                         Stock Awards Underlying  Compensation
        Principal Position            Year Salary($) Bonus($)     (#)      Options (#)    ($)(1)
        ------------------            ---- --------- -------- ------------ ----------- ------------
James P. Regan....................... 2001  320,000  400,000     25,000      225,000       2,550
  Chairman, President & Chief         2000  300,000  300,000                   5,350     340,533(2)
  Executive Officer                   1999   46,153                          250,000
Richard A. Covel (3)................. 2001  170,000   38,833     10,000       50,000       1,798
  Vice President & General Counsel    2000    9,113                           20,000
Chester Ju........................... 2001  184,600   38,885      7,000       45,000       2,550
  Vice President & General Manager,   2000  175,000   54,842                  10,000       2,550
  Precision Manufacturing Group       1999  175,000   15,000                               2,400
David Keleher (4).................... 2001  210,000  100,000     15,000       60,000       2,550
  Vice President &                    2000  181,586  100,000                  30,000       2,550
  Chief Financial Officer
John L. Wilkinson.................... 2001  168,000   46,052      7,000       45,000       2,550
  Vice President & General Manager,   2000  160,000   43,502                               2,550
  Human Resources                     1999  160,000                                        2,400

--------
(1) Consists of employer's match for 401(K) plan.
(2) Consists of employer's match for 401(k) plan and relocation expenses.
(3) Mr. Covel joined the company as Vice President and General Counsel in December 2000.
(4) Mr. Keleher joined the company as Vice President and Chief Financial Officer in January 2000.

Option Grants in Last Fiscal Year

   The table below shows information regarding grants of stock options, if any, made to the named executives during fiscal 2001. The amounts shown for each of the named executives as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the full term of the options, pursuant to applicable Securities and Exchange Commission regulations. Actual gains, if any, on option exercises are dependent on the future performance of the common stock and overall stock market conditions.

                                                        Potential Realizable Value at Assumed
                                                       Annual Rates of Stock Price Appreciation
                           Individual Grants                       for Option Term
                  ------------------------------------ ----------------------------------------
                                              Exercise
                  Options  % of Total Options or Base
                  Granted Granted to Employee  Price    Expiration
                  (#)(1)    in Fiscal Year     ($/Sh)      Date          5%($)        10%($)
                  ------- ------------------- -------- ----------      ---------    ---------
James P. Regan... 225,000         29%           8.94   5/31/2011      3,276,522    5,217,313
Richard A. Covel.  50,000          7%           8.94   5/31/2011        728,116    1,159,403
Chester Ju.......  45,000          6%           8.94   5/31/2011        655,304    1,043,463
David Keleher....  60,000          8%           8.94   5/31/2011        873,739    1,391,283
John L. Wilkinson  45,000          6%           8.94   5/31/2011        655,304    1,043,463

--------
(1) Stock option grants vest after seven (7) years (subject to acceleration of vesting by achievement of long-term performance goals).

                Aggregated Option Exercises In Last Fiscal Year
                       And Fiscal Year-End Option Values

   The following table presents the value of unexercised options held by the named executive officers at fiscal year-end.

                                              Number of Shares     Value of
                                                 Underlying      Unexercised
                                                Unexercised      In-the-Money
                                                 Options at       Options at
                   Options Exercised in 2001    12/31/01(#)     12/31/01($)(1)
-                 --------------------------- ---------------- ----------------
                  Shares Acquired    Value    Exercisable/(E)  Exercisable/(E)
      Name        on Exercise(#)  Realized($) Unexercisable(U) Unexercisable(U)
      ----        --------------- ----------- ---------------- ----------------
James P. Regan...       --            --          153,210E        2,057,236E
                                                  327,140U               --U
Richard A. Covel.       --            --            6,667E           64,670E
                                                   63,333U               --U
Chester Ju.......       --            --           91,266E        1,110,328E
                                                   48,334U               --U
David Keleher....       --            --           10,000E          104,500E
                                                   80,000U               --U
John L. Wilkinson       --            --           13,920E          165,114E
                                                   45,000U              ---U

--------
(1) Based on market value at 12/31/01 of $17.95 per share less respective exercise prices.

Pension Plan

   The following table sets forth the annual benefits payable as a life annuity which would be payable under the company's noncontributory defined benefit Pension Plan at normal retirement at age 65 to participants having the years of service and average annual earnings as indicated in the table, assuming all such participants attained age 65 in 2001:

                    ESTIMATED ANNUAL BENEFIT FOR YEAR 2001

                                        Estimated Annual Benefit
                                     For Indicated Years of Service
                                   ----------------------------------
           Average Annual Earnings   15      20      25    30 or more
           ----------------------- ------- ------- ------- ----------
                  $100,000........ $16,371 $21,828 $27,286  $32,743
                  $125,000........ $21,371 $28,495 $35,619  $42,742
                  $150,000........ $26,371 $35,161 $43,952  $52,742
                  $170,000*....... $30,371 $40,495 $50,618  $60,742

           Frozen Benefit--Accrued through 12/31/93:

                  $175,000........ $31,371 $41,828 $52,285  $62,742
                  $200,000........ $36,371 $48,494 $60,618  $72,742
                  $225,000........ $41,371 $55,161 $68,951  $82,741
                  $235,840........ $43,539 $58,052 $72,564  $87,077

--------
*  The maximum Plan Compensation for 2001 is $170,000.

   Employees are entitled to the greater of: the benefit accrued through December 31, 1993 (with wages capped at each year's IRS limit) or the benefit based on wages up to the $170,000 wage cap.

   As of March 15, 2002, Messrs. Ju, Wilkinson, Regan, Keleher and Covel had 21, 20, 2, 2 and 1 years of service, respectively, for purposes of the Pension Plan.

   All employees of the company who complete a year of service, including the individuals named in the compensation table above, are eligible to earn benefits under the Pension Plan. Upon a participant's retirement, the benefits payable under the Pension Plan vary depending upon the participant's age at retirement, years of service with the company and average annual earnings for the five consecutive highest years of service in the ten years prior to termination. The amount of annual retirement benefits is determined by a formula which applies years of service to a basic defined benefit, which, in the case of a participant with at least 30 years of service, is .683% of the average of the participant's five highest consecutive years of compensation in the last ten years worked plus .65% of such average annual earnings which exceed Social Security covered compensation, but not less than (a) $60 multiplied by his or her years of service or (b) the benefit which had accrued as of December 31, 1987 under the company's prior retirement program. Compensation reflects the amounts shown under the salary and the bonus columns in the Summary Compensation Table. The Pension Plan limits the compensation taken into account for purposes of determining the benefit under the Pension Plan to the maximum amount permissible under the Internal Revenue Code, which for 2001 was $170,000. Social Security Covered Compensation means the dollar amount that represents the average of the maximum wages subject to Social Security tax for each year of the participant's working career. The benefits under the Pension Plan are payable in various annuity forms and are subject to maximum limits in certain circumstances.

   In December 2001, the Board of Directors approved to proceed with amendments limiting future increases in benefits under the company's defined benefit Pension Plan, freezing membership in the Plan, and providing for improvements to the company's 401(k) Plan.

Employment Contracts and Change in Control Arrangements

   The company has a severance agreement with Mr. Anderegg. Under this agreement, the company agrees to pay severance benefits to Mr. Anderegg if his employment is terminated for any reason other than for cause (as defined in the agreement) or if the executive terminates his employment as a result of a specified justification, within two years following a change of control of the company. Under the agreement, he is entitled to a severance payment equal to 299% of his average annual base salary and bonus for the two calendar years immediately prior to a change and certain other benefits, including the acceleration of outstanding stock options, and continued participation for up to three years in life, accident, medical, health and other similar plans and programs in which the executive participated prior to the change in control. At the option of the executive, the payments or benefits payable under the agreement may be decreased to the extent necessary to avoid any excise taxes payable as a result of the severance benefits. Such severance payments would not be reduced for compensation received by the executive from any new employment.

   The company has an employment agreement with Mr. Regan providing for his full-time employment as president and chief executive officer and a director at an initial base salary of $300,000 per year. Mr. Regan is eligible for an annual incentive bonus of up to 75% of his base salary. The agreement precludes Mr. Regan from competing with the company for one year after the cessation of his employment. The agreement may be terminated by either party on six month's notice. If Mr. Regan's employment is terminated by the company other than for cause or by Mr. Regan with good reason (unless he is covered by the change of control agreement described below), the company will continue to pay Mr. Regan's base salary and to provide his health and life insurance for twelve months, and all of his options will vest and remain exercisable for one year.

   The company's change of control agreement with Mr. Regan provides him with benefits if his employment with the company is terminated, other than for cause or his disability or death, or if he resigns for good reason within 24 months of any change of control of the company. Upon such a termination, (i) the company will pay Mr. Regan an amount equal to two times his annual base salary at the rate in effect immediately prior to the date of termination or immediately prior to the change of control, whichever is higher, plus his target bonus compensation for the fiscal year during which the termination of employment occurs or in effect immediately prior to the change of control, whichever is higher; (ii) any stock, stock option or other awards will immediately vest and remain exercisable for the lesser of four years or their original term; and (iii) the company will continue to insure Mr. Regan and his dependents in the company's life and medical insurance plans for up to two years after termination or the date Mr. Regan is eligible to receive substantially equivalent life and medical benefits under another employer-provided plan. If any payment or benefit provided by the company under the agreement will be subject to an excise tax under Section 4999 of the Internal Revenue Code, the company will provide Mr. Regan with a payment to cover such tax.

   The company's change of control agreement with Messrs Keleher, Covel, and Wilkinson provides them with benefits if their employment with the company is terminated, other than for cause or their disability or death, or if they resign for good reason within 24 months of any change of control of the company. Upon such a termination, (i) the company will pay Mr. Keleher eighteen months, and Mr. Covel and Mr. Wilkinson twelve months of their current annual base salary at the rate in effect immediately prior to the date of termination or immediately prior to the change of control, whichever is higher, plus their target bonus compensation for the fiscal year during which the termination of employment occurs or in effect immediately prior to the change of control, whichever is higher; and (ii) the company will continue to provide the company's life and medical insurance plans or similar coverage for the same term as their severance pay term after termination or until the date they become eligible to receive substantially equivalent life and medical benefits under another employer-provided plan. The change of control agreements terminate on January 1, 2004 or on the second anniversary of a change of control.

Report of the Compensation Committee of the Board of Directors

   The Compensation Committee of the Board of Directors administers the company's executive management compensation program. The committee is comprised of Dr. Francis J. Aguilar and Mr. Martin V. Joyce. Both are independent non-employee directors and have no interlocking relationships as defined by the Securities and Exchange Commission. The committee meets formally and consults informally during the year. The committee is responsible for recommending to the Board of Directors the compensation of all executive officers of the company and for reviewing the design and effectiveness of executive compensation policies. The committee considered and recommended all awards issued under the company's executive management incentive plans for Board of Directors approval.

Compensation Philosophy and Objectives

   A. The company's executive compensation program consists of base salary, annual cash incentives and long-term incentives comprised of stock options and restricted stock. The program's objectives are fourfold.

    . Provide base and variable compensation that enables the company to attract and retain key executives.
    . Provide executive officers with total direct remuneration that is competitive with similarly sized companies of comparable performance.
    . Reward executives for outstanding achievements that clearly benefit the company.
    . Align the interests of the company's executives with the long-term interests of shareholders.

   B. The executive compensation program provides an overall level of compensation opportunity that the Compensation Committee believes to be competitive with other companies of comparable size and scope. Actual compensation will vary with annual and long-term company performance, as well as individual performance and longevity; hence, it may be greater or less than actual compensation at other companies. The committee uses its discretion to define and recommend to the Board of Directors executive compensation at levels that, in its judgment, are warranted by external or internal factors as well as an executive's individual circumstances. In arriving at what it considers appropriate levels and components of compensation, the Compensation Committee utilizes industry compensation data provided by nationally recognized information sources.

Executive Compensation Program Components

   The particular elements of the compensation program are discussed more fully below.

   Base Salary. The committee maintains executive base salary levels that are competitive with other companies of comparable size and scope in similar industries.

   Base salaries of executives are determined by using the following factors:

    . Potential impact of the individual on the company and its performance . Salaries paid by other companies for equivalent positions

    .  Individual performance against goals
    .  Overall performance of the company

   Annual Cash Incentives. The Compensation Committee may recommend cash incentives as a means of rewarding executives for significant company and individual performance. The cash incentive is designed to encourage and reward performance over and above any merit increase received and, to the extent warranted by performance, maintain employee total compensation in line with internal and external peer groups. The principal vehicle for executive cash bonuses is the Executive Incentive Plan (EIP). The EIP provides for year-end incentive payments that are tied to measures assessing and reflecting performance of the corporation, the executive, and her/his business group. EIP measurement is built into objectives that are established and agreed to at the beginning of the year. Performance against these objectives provides a basis for reward determination.

   Long-Term Incentives. Long-term incentives are provided in the form of stock options and restricted stock. The committee and the Board of Directors believe that management ownership of a significant equity interest in the company aligns the long-term interests of management and shareholders and is an important incentive and contributing factor toward building shareholder value.

   Stock options are granted at the market value of the common stock on the date of grant. The value received by the executive from a stock option grant depends on changes in the market price of the company's common stock during the term of the option. Consequently, the value realized from stock options is proportionate to the incremental changes in shareholder value over the same time period as the stock vesting schedule.

   Restricted stock grants represent awards of DRC common stock with specific vesting restrictions (e.g., continuous employment for a specified period of time). The shares of restricted stock that have been issued vest in seven (7) years from the date of grant, subject to acceleration based on actual performance relative to earnings per share (EPS) and sales growth targets. Until the restrictions are satisfied and the employee takes full ownership of the shares of stock, no dividends are paid, nor is the employee entitled to vote the shares. Restricted stock ties rewards of executives to increasing value of company stock while serving as a tool to retain key executive talent.

   Grants of stock options and restricted stock are considered and recommended for approval to the Board of Directors by the Compensation Committee at its discretion based both upon each executive's actual contribution to the company's current performance and her/his expected contribution toward meeting the company's long-term financial and strategic goals.

CEO Compensation

   Mr. Regan joined the company as president, chief executive officer and a director in November of 1999. In determining his compensation for 2001, the Board took into consideration various factors including the above-described compensation philosophy, information with respect to chief executive compensation for companies of comparable size in similar industries, the company's favorable turn-around performance, and the financial condition of the company. Mr. Regan was paid a base salary of $320,000 for 2001, and was awarded a $400,000 bonus.

                                          The Compensation Committee
                                          of the Board of Directors:

                                          Francis J. Aguilar
                                          Martin V. Joyce

                                                        February 20, 2002

                            AUDIT COMMITTEE REPORT

   The Audit Committee of the Board of Directors is composed of three directors and each of them is independent of the management of the company. The Audit Committee oversees the company's financial reporting process on behalf of the Board of Directors.

   Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent accountants are responsible for expressing an opinion on the financial statements, based on an audit conducted in accordance with auditing standards generally accepted in the United States. The Audit Committee has the responsibility of monitoring and overseeing these processes.

   The committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the consistency of application of accounting principles, the quality of earnings, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

   The Audit Committee recommended to the Board the selection of Arthur Andersen LLP as the company's independent accountants for the fiscal year ending December 31, 2002. Arthur Andersen LLP has discussed with the committee and provided written disclosures as to the firm's independence from management and the company, as required by the Independence Standards Board, and discussed with the committee other matters required to be communicated by auditing standards generally accepted in the United States.

   Prior to commencing the audit, the committee discussed with Arthur Andersen LLP the overall scope and plans for their audit. Upon completion of the audit, the committee met with the independent auditors, with management present, to discuss the results of their examination, their evaluation of the company's internal controls, and the overall quality of the company's financial reporting. The committee held seven meetings in 2001.

   Following these actions, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

   Fees billed to the company by Arthur Andersen LLP for the year 2001 were as follows:

    . Audit Fees. Arthur Anderson LLP's fee for its audit of the company's annual financial statements and its review of the company's quarterly financial statements for 2001 was $234,000.
    . Financial Information Systems Design and Implementations. Arthur Anderson LLP did not bill the company any fees for this type of work in 2001.
    . Tax-related services. Arthur Andersen LLP billed the company a total of $5,150 in 2001 for tax-related other services.
    . Audit-related and other fees. Arthur Anderson LLP billed the company in 2001 a total of $17,100 for services traditionally performed by the auditor, such as accounting consultation, registration statements and related services. The committee has considered whether the provision of the services included in this category is compatible with maintaining Arthur Andersen LLP independence.

   The Directors who serve on the Audit Committee are all "Independent Directors" for purposes of the National Association of Securities Dealers ("NASD") listing standards. That is, the Board has determined that none of the Directors who serve on the Audit Committee has a relationship to the company that may interfere with his independence from the company or its management.

                                          The Audit Committee of the Board of
                                          Directors:

                                                  /S/ KENNETH F. KAMES
                                          --------------------------------------
                                               Kenneth F. Kames, Chairman

                                                   /S/ MARTIN V. JOYCE
                                          --------------------------------------
                                                     Martin V. Joyce

                                                  /S/ JAMES P. MULLINS
                                          --------------------------------------
                                                    James P. Mullins

AUDIT COMMITTEE CHARTER

   The Audit Committee of the Board of Directors is composed of not fewer than three nor more than five directors and each of them is independent of the management of the company. The Audit Committee is accountable to the Board in fulfilling the Board's oversight responsibilities to the shareholders, potential shareholders and the investment community. The Audit Committee reviews and monitors the company's business and financial controls, reporting practices, the quality and integrity of its financial reports and the company's regulatory and ethics compliance.

Performance Graph

   The following graph illustrates the return that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on December 31, 1996 in each of (i) the company's common stock, (ii) the NASDAQ Stock Market--Composite U.S. Index and (iii) a peer group of companies as listed below:





                                    [CHART]


                 DYNAMCIS          Nasdaq          Self
                 RESEARCH        Stock Market    Determined
                CORPORATION     (US Companies)   Peer Group

12/31/1996        100.000          100.000        100.000
01/31/1997         95.946          107.094         89.277
02/28/1997         98.649          101.168         73.488
03/31/1997         91.892           94.570         76.226
04/30/1997         98.108           97.518         82.762
05/30/1997        108.514          108.561         85.084
06/30/1997        101.081          111.899         87.086
07/31/1997        107.027          123.689         83.911
08/29/1997        107.027          123.505         86.796
09/30/1997        133.784          130.824         86.557
10/31/1997        139.730          124.008         83.507
11/28/1997        150.135          124.663         80.442
12/31/1997        139.730          122.477         86.152
01/30/1998        139.730          126.359         93.940
02/27/1998        138.243          138.232        100.612
03/31/1998        144.189          143.342        104.048
04/30/1998        165.000          145.766        110.386
05/29/1998        167.676          137.668        102.872
06/30/1998        165.892          147.283        115.156
07/31/1998        149.838          145.558        108.614
08/31/1998         96.324          116.697         95.243
09/30/1998         95.432          132.887         91.005
10/30/1998         82.054          138.725        106.761
11/30/1998         88.297          152.826        111.071
12/31/1998         83.838          172.680        125.881
01/29/1999         83.838          197.743        134.823
02/26/1999         57.973          180.035        129.432
03/31/1999         74.027          193.655        126.784
04/30/1999         77.595          199.893        111.308
05/28/1999         71.351          194.354        127.650
06/30/1999         82.054          211.792        151.745
07/30/1999         62.433          207.974        142.132
08/31/1999         55.297          216.767        132.680
09/30/1999         56.189          217.065        135.765
10/29/1999         57.081          234.464        134.700
11/30/1999         75.811          262.986        153.509
12/31/1999        121.297          320.832        217.275
01/31/2000        111.487          308.986        186.340
02/29/2000        107.027          367.771        167.884
03/31/2000        108.811          360.182        212.190
04/28/2000        114.162          302.948        180.130
05/31/2000        103.460          266.403        164.564
06/30/2000        123.081          313.182        181.486
07/31/2000        114.162          296.205        172.938
08/31/2000        106.135          331.219        164.553
09/29/2000        107.027          288.191        151.948
10/31/2000        119.514          264.523        155.718
11/30/2000        115.946          203.800        162.462
12/29/2000        110.595          192.977        173.551
01/31/2001        120.406          216.384        192.281
02/28/2001        121.297          167.525        199.896
03/30/2001        144.487          144.050        187.674
04/30/2001        128.433          165.540        207.543
05/31/2001        127.576          165.340        231.236
06/29/2001        127.862          169.778        234.375
07/31/2001        156.402          158.978        244.500
08/31/2001        164.822          141.657        235.870
09/28/2001        206.634          117.789        244.520
10/31/2001        234.746          132.900        284.766
11/30/2001        212.627          151.818        310.097
12/31/2001        256.152          153.121        335.969



Legend

CSRP Total Returns Index for:    12/1996 12/1997 12/1998 12/1999 12/2000 12/2001
-----------------------------    ------- ------- ------- ------- ------- -------
DYNAMICS RESEARCH CORPORATION     100.0   139.7    83.8   121.3   110.6   256.2
Nasdaq Stock Market (US Companies)100.0   122.5   172.7   320.8   193.0   153.1
Self-Determined Peer Group        100.0    86.2   125.9   217.3   173.6   336.0

Companies in the Self-Determinded Peer Group
  AFFILIATED COMPUTER SERVICES INC
  CACI INTERNATIONAL INC                         PEC SOLUTIONS INC
  TITAN CORP

Notes:
  A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
  B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
  C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
  D. The index level for all series was set to $100.00 on 12/31/1996.

                                 AUDIT MATTERS

   Upon the recommendation of the Audit Committee, the Board of Directors has selected Arthur Andersen LLP, certified public accountants, as auditors for the company for the fiscal year ending December 31, 2002. Arthur Andersen LLP has served as the company's independent auditors since 1957. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if desired and to respond to appropriate questions.

                               OTHER INFORMATION

Stockholder Proposals for 2003 Annual Meeting of Stockholders

   Proposals of stockholders submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 for consideration at the 2003 Annual Meeting of Stockholders must be received by the company no later than November 29, 2002 in order to be considered for inclusion in the company's proxy materials for that meeting.

   For proposals that stockholders intend to present at the 2003 Annual Meeting of Stockholders that will not be included in the company's proxy materials, if the stockholder fails to notify the company of such intent on or before February 14, 2003, then the proxies that management solicits for the 2003 Annual Meeting will include discretionary authority to vote on the stockholder's proposal, if it is properly presented at the meeting.

Other Business

   The Board of Directors does not know of any business that will be presented to the Annual Meeting other than that referred to in the accompanying notice. If other business properly comes before the Annual Meeting, it is intended that the proxies will be voted in the discretion of the persons voting the proxies unless specific instructions to the contrary are given.

Form 10-K and Annual Report to Stockholders

   A copy of the company's annual report on Form 10-K filed with the Securities and Exchange Commission is available to stockholders without charge by writing to the Treasurer's office, Dynamics Research Corporation, 60 Frontage Road, Andover, Massachusetts 01810-5498. A copy of the company's Annual Report to Stockholders accompanies this proxy statement.

                                          By the Order of the Board of Directors

                                          Richard A. Covel
                                          Clerk

Andover, Massachusetts
March 15, 2002

8888

                                     PROXY

                         DYNAMICS RESEARCH CORPORATION

                Annual Meeting of Stockholders -- April 25, 2002


     The undersigned hereby appoints John S. Anderegg, Jr., Richard A. Covel, and David C. Proctor, and each of them as proxies, with full power of substitution and re-substitution to each, and hereby authorizes them to represent and to vote as designated on the reverse side, at the Annual Meeting of Stockholders of Dynamics Research Corporation (the "Company") on April 25, 2002 at 2:00 p.m. Boston time, and at any adjournments thereof, all of the shares of the Company which the undersigned would be entitled to vote if personally present.

                        (To Be Signed on Reverse Side.)

                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                         DYNAMICS RESEARCH CORPORATION

                                 April 25, 2002




                Please Detach and Mail in the Envelope Provided

         Please mark your
A  [X]   votes as in this
         example.


                         FOR all nominees              WITHHOLD
                          listed at right              AUTHORITY
                       (except as marked to     to vote for all nominees
                        the contrary below)         listed at right
1. Fixing the number
   of Directors and             [_]                       [_]         Nominees: Kenneth F. Kemes      THIS PROXY IS SOLICITED BY THE
   Election of the                                                              James P. Regan        BOARD OF DIRECTORS. EVERY
   Class III Directors                                                                                PROPERLY SIGNED PROXY WILL BE
                                                                                                      VOTED AS DIRECTED. UNLESS
To withhold authority to vote for any individual                                                      OTHERWISE DIRECTED, PROXIES
nominee, write the nominee's name in the space                                                        WILL BE VOTED FOR ITEM 1. IN
provided below.                                                                                       THEIR DISCRETION, THE PROXIES
                                                                                                      ARE AUTHORIZED TO VOTE UPON
                                                                                                      SUCH OTHER MATTERS AS MAY
------------------------------------------------                                                      PROPERLY COME BEFORE THE
                                                                                                      MEETING.








Signature _____________________________  Signature _______________________________  Dated ______________, 2002

NOTE: Please mark, date and sign as your name appears hereon and return in the enclosed envelope. If signing as an attorney, executor, administrator, trustee, guardian or other representative capacity, please give your full title as such.